UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2005

AXS-ONE INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13591 (Commission File Number)	13-2966911 (IRS Employer Identification No.)

301 Route 17 North, Rutherford, New Jersey 07070
(Address of principal executive offices, including zip code)

(201) 935-3400
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[    ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 18, 2005, the Company entered into an Agreement and General Release (the ‘‘Release’’) with Gennaro Vendome, its former Executive Vice President, Business Development. Mr. Vendome’s employment with the Company was terminated effective June 30, 2005. Pursuant to the Release, Mr. Vendome will receive the following consideration from the Company: (i) $337,500 to be paid as a continuation of his prior salary payable in accordance with the Company’s ordinary payroll practices; (ii) payment of Mr. Vendome’s COBRA coverage premiums until December 31, 2006; and (iii) Mr. Vendome will retain his Company cell phone and laptop PC. Mr. Vendome released the Company from claims arising out of his employment with the Company and/or the termination of that employment. The foregoing description of the Release does not purport to be complete and is qualified in its entirety by reference to the Release, a copy of which is filed as a Exhibit 10.1 hereto and incorporated herein by reference.

Mr. Vendome will remain on the Company’s Board of Directors.

Item 1.02. TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

As noted in Item 1.01 above, on October 18, 2005, the Company entered into an Agreement and General Release (the ‘‘Release’’) with Gennaro Vendome, its former Executive Vice President, Business Development. Mr. Vendome’s employment with the Company was terminated effective June 30, 2005 and the employment terms contained in his existing employment agreement dated January 1, 2003 are deemed terminated as of the date of such Release although certain provisions of the employment agreement regarding ongoing covenants of Mr. Vendome remain in effect.

Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits — The following exhibits are filed as part of this report:

10.1 Agreement and General Release with Gennaro Vendome

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXS-ONE INC.
Date: October 24, 2005	By:	/s/ Joseph Dwyer Joseph Dwyer Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

10.1 Agreement and General Release with Gennaro Vendome